Exhibit 99.1

News Release

FIS Reports Full-Year 2023 Results, Introduces 2024 Outlook, Raises Future Forward Expectations and Announces $500 Million Increase to Share Repurchase Goal

•Fourth quarter GAAP Diluted Earnings Per Share for continuing operations of $0.11 and Adjusted EPS of $0.94
•Including discontinued operations, fourth quarter GAAP Diluted Earnings Per Share of $0.42 and Adjusted EPS of $1.67
•Full-year 2023 GAAP Diluted Earnings Per Share for continuing operations of $0.85 and Adjusted EPS of $3.37
•Including discontinued operations, full-year 2023 GAAP Diluted (Loss) Per Share of $(11.26) and Adjusted EPS of $6.17
•Outperformed Future Forward expectations in 2023; raising Future Forward operational expense savings goal in 2024
•Announces increase to previously communicated share repurchase goal; increasing goal to repurchase at least $4.0 billion of shares by year end 2024, up from previous goal of at least $3.5 billion, including $510 million of shares repurchased in 4Q 2023
•Announces first quarter and full-year 2024 outlook including accelerated revenue growth, expanding adjusted EBITDA margins, and year-over-year adjusted EPS growth

JACKSONVILLE, Fla., February 26, 2024 - FIS® (NYSE:FIS), a global leader in financial services technology, today reported its fourth quarter and full-year 2023 results.

“Our 2023 results and our 2024 outlook reflect the continued positive momentum of the business as we delivered on our financial commitments for the fourth consecutive quarter and successfully closed the Worldpay transaction,” said FIS CEO and President Stephanie Ferris. “I am pleased with our outperformance on our Future Forward expectations, and to announce that we are once again increasing our share repurchase goal by $500 million reflecting our confidence in the strength of the business and our ongoing commitment to returning capital to shareholders. As we turn the page to the next chapter of FIS, I look forward to providing you with a comprehensive deep-dive into FIS' corporate strategy at our upcoming Investor Day in New York City on May 7th.”

Financial Reporting Considerations for Completed Worldpay Transaction
On July 6, 2023, the Company announced an acceleration of its previously announced separation plan to create two highly focused global companies with greater strategic flexibility. FIS signed a definitive agreement to sell a 55% stake in its Worldpay Merchant Solutions business to private equity funds managed by GTCR. The Worldpay transaction was completed on January 31, 2024.

Unless otherwise noted, all results are presented on a continuing operations basis and exclude the results of the Company’s Worldpay Merchant Solutions business that was classified as discontinued operations as of the third quarter of 2023.

Beginning in the first quarter of 2024, FIS' 45% ownership of the Worldpay Merchant Solutions business will be reported under the "Equity method investment earnings (loss)" line of the income statement (EMI).

Capital Allocation Update
The Company remains committed to shareholder returns and is increasing its goal to repurchase at least $4.0 billion of shares by year end 2024, up from the previous goal of at least $3.5 billion, inclusive of $510 million of shares repurchased in the fourth quarter of 2023. Additionally, the Company continues to target a dividend payout ratio of 35% of adjusted net earnings, excluding equity method investment earnings (loss) (EMI).

On February 25, 2024, FIS' Board of Directors approved a regular quarterly dividend of $0.36 per common share. The dividend is payable on March 22, 2024, to shareholders of record as of close of business on March 8, 2024.

Fourth Quarter 2023 Financial Results
On a GAAP basis, excluding $1.2 billion of revenue classified as discontinued operations, revenue decreased 1% as compared to the prior year period to approximately $2.5 billion. GAAP net earnings attributable to common stockholders from continuing operations were $64 million or $0.11 per diluted share. Including discontinued operations, GAAP net earnings attributable to common stockholders were $251 million or $0.42 per diluted share.

On an adjusted basis, revenue was flat as compared to the prior-year period driven by 7% adjusted recurring revenue growth, offset by a 16% decline in adjusted non-recurring revenue. Adjusted EBITDA margin expanded by 70 basis points (bps) over the prior-year period to 42.1% primarily driven by cost efficiencies. Adjusted net earnings for continuing operations were approximately $558 million, and adjusted EPS decreased by 4% as compared to the prior-year period to $0.94 per diluted share primarily due to a $0.07 headwind associated with higher interest costs. Including discontinued operations, adjusted net earnings were approximately $985 million and adjusted EPS decreased 2% as compared to the prior-year period to $1.67 per diluted share primarily due to a $0.05 headwind associated with higher interest costs.

($ millions, except per share data, unaudited)	Three Months Ended December 31,
			%	Adjusted
Continuing Operations	2023	2022	Change	Growth
Banking Solutions Revenue	1,692	1,694	0%	0%
Capital Market Solutions Revenue	755	739	2%	1%
Operating Segment Total Revenue	$2,447	$2,433	1%	0%
Corporate and Other Revenue	63	93	(32)%	-
Consolidated FIS Revenue	$2,510	$2,526	(1)%	-
Adjusted EBITDA	$1,057	$1,045	1%
Adjusted EBITDA Margin	42.1%	41.4%	70 bps
Net Earnings (GAAP)	$64	$109	(41)%
Diluted Earnings Per Common Share (GAAP)	$0.11	$0.18	(39)%
Adjusted Net Earnings	$558	$585	(5)%
Adjusted EPS	$0.94	$0.98	(4)%

($ millions, except per share data, unaudited)	Three Months Ended December 31,
			%	Adjusted
Total FIS (Including Discontinued Operations)	2023	2022	Change	Growth
Net Earnings (Loss) (GAAP)	$251	$(17,365)	*
Diluted Earnings (Loss) Per Common Share (GAAP)	$0.42	$(29.28)	*
Adjusted Net Earnings	$985	$1,019	(3)%
Adjusted EPS	$1.67	$1.71	(2)%

*Indicates comparison not meaningful

Full-Year 2023 Financial Results
On a GAAP basis, excluding $4.9 billion of revenue classified as discontinued operations, revenue increased 1% as compared to the prior year to approximately $9.8 billion. GAAP net earnings attributable to common stockholders from continuing operations were $503 million or $0.85 per diluted share. Including discontinued operations, GAAP net earnings (loss) attributable to common stockholders were $(6,654) million or $(11.26) per diluted share, including a $6.8 billion non-cash goodwill impairment charge recorded in the year related to the Merchant Solutions reporting unit.

On an adjusted basis, revenue increased 3% as compared to the prior year driven by 5% adjusted recurring revenue growth, partially offset by a 4% decline in adjusted non-recurring revenue. Adjusted EBITDA margin contracted by 40 basis points (bps) over the prior year to 40.4% as cost efficiencies were more than offset by a lower contribution from higher margin non-recurring revenue. Adjusted net earnings for continuing operations were approximately $2.0 billion, and adjusted EPS decreased by 11% as compared to the prior year to $3.37 per diluted share primarily due to a $0.49 headwind associated with higher interest costs. Including discontinued operations, adjusted net earnings were approximately $3.7 billion and adjusted EPS decreased 7% as compared to the prior year to $6.17 per diluted share primarily due to a $0.46 headwind associated with higher interest costs.

($ millions, except per share data, unaudited)	Twelve Months Ended December 31,
			%	Adjusted
Continuing Operations	2023	2022	Change	Growth
Banking Solutions Revenue	6,733	6,624	2%	2%
Capital Market Solutions Revenue	2,766	2,631	5%	5%
Operating Segment Total Revenue	$9,499	$9,255	3%	3%
Corporate and Other Revenue	322	464	(31)%	-
Consolidated FIS Revenue	$9,821	$9,719	1%	-
Adjusted EBITDA	$3,972	$3,961	0%
Adjusted EBITDA Margin	40.4%	40.8%	(40) bps
Net Earnings (GAAP)	$503	$608	(17)%
Diluted Earnings Per Common Share (GAAP)	$0.85	$1.01	(16)%
Adjusted Net Earnings	$1,999	$2,297	(13)%
Adjusted EPS	$3.37	$3.78	(11)%

($ millions, except per share data, unaudited)	Twelve Months Ended December 31,
			%	Adjusted
Total FIS (Including Discontinued Operations)	2023	2022	Change	Growth
Net Earnings (Loss) (GAAP)	$(6,654)	$(16,720)	*
Diluted Earnings (Loss) Per Common Share (GAAP)	$(11.26)	$(27.68)	*
Adjusted Net Earnings	$3,655	$4,033	(9)%
Adjusted EPS	$6.17	$6.65	(7)%

*Indicates comparison not meaningful

Segment Information
• Banking Solutions:
Fourth quarter revenue was flat on a GAAP basis and an adjusted basis as compared to the prior-year period at $1.7 billion reflecting adjusted recurring revenue growth of 7%, offset by a 22% decrease in adjusted non-recurring revenue. Adjusted EBITDA margin expanded by 270 basis points as compared to the prior-year period to 44.2% primarily driven by cost efficiencies.

Full-year revenue increased by 2% on a GAAP basis and 2% on an adjusted basis as compared to the prior year to $6.7 billion reflecting adjusted recurring revenue growth of 4%, partially offset by a 6% decrease in adjusted non-recurring revenue. Adjusted EBITDA margin was flat as compared to the prior year at 43.5% with Future Forward cost efficiencies being offset by a lower contribution from higher margin non-recurring revenue.

•Capital Market Solutions:
Fourth quarter revenue increased by 2% on a GAAP basis and 1% on an adjusted basis as compared to the prior-year period to $755 million primarily due to adjusted recurring revenue growth of 7%, partially offset by a 10% decline in adjusted non-recurring revenue. Adjusted EBITDA margin contracted by 250 basis points over the prior-year period to 53.2% primarily due to lower contribution from higher margin non-recurring revenue.

Full-year revenue increased by 5% on a GAAP basis and 5% on an adjusted basis as compared to the prior year to $2.8 billion primarily due to adjusted recurring revenue growth of 9%, partially offset by a 7% decline in adjusted professional services revenue. Adjusted EBITDA margin contracted by 60 basis points over the prior year to 50.3% primarily due to revenue mix.

•Corporate and Other:
Fourth quarter revenue decreased by 32% as compared to the prior-year period to $63 million primarily due to the divestitures of non-strategic businesses. Adjusted EBITDA loss was $92 million, including $101 million of corporate expenses.

Full-year revenue decreased by 31% as compared to the prior year to $322 million. Adjusted EBITDA loss was $345 million, including $410 million of corporate expenses.

As a result of our ongoing portfolio assessments, the Company reclassified certain non-strategic operations from Banking Solutions to Corporate and Other in the quarter ended December 31, 2023, and recast all prior-period segment information presented. Revenue during the year ended December 31, 2023, from the operations reclassified during the fourth quarter of 2023 represented approximately 1% of consolidated revenue for the year ended December 31, 2023.

Discontinued Operations (Worldpay Merchant Solutions)
Fourth quarter revenue increased by 3% on a GAAP basis and 2% on an adjusted basis as compared to the prior-year period to $1.2 billion. Adjusted EBITDA decreased 1% to $556 million. Adjusted EBITDA margin contracted by 160 basis points as compared to the prior-year period to 45.5% primarily due to revenue mix.

Full-year revenue increased by 1% on a GAAP basis and 1% on an adjusted basis as compared to the prior year to $4.9 billion. Adjusted EBITDA decreased 2% to $2.2 billion. Adjusted EBITDA margin contracted by 160 basis points as compared to the prior year to 44.9% primarily due to revenue mix.

Balance Sheet and Cash Flows (Total Company, Including Discontinued Operations)
As of December 31, 2023, debt outstanding totaled $19.1 billion. Fourth quarter net cash provided by operating activities was $1.5 billion, and free cash flow was approximately $1.1 billion. In the quarter, the Company returned $815 million of capital to shareholders through $510 million of share repurchases and $305 million of dividends paid.

For the year, net cash provided by operating activities was $4.3 billion, and free cash flow was approximately $3.6 billion. For the year, the Company returned $1.7 billion of capital to shareholders through $510 million of share repurchases and $1.2 billion of dividends paid.

Future Forward Outperformance
As of December 31, 2023, on a continuing operations basis, the Company outperformed its expectations and achieved annualized run-rate Future Forward cash savings of over $550 million exiting the quarter, including over $370 million of operational expense savings and approximately $180 million of capital expense savings. The Company is increasing its target for operational expense savings and is reiterating its target for total cash savings exiting 2024 of $1.0 billion, of which over 75 percent represents run-rate cash savings.

First Quarter and Full-Year 2024 Outlook
The Company is introducing first quarter and full-year outlook and, for the full-year, is projecting accelerated revenue growth, expanding adjusted EBITDA margins and year-over-year adjusted EPS growth. The adjusted EPS outlook reflects 2 months of EMI contribution for the first quarter and 11 months of EMI contribution for the full-year.

Beginning in the first quarter of 2024, FIS' 45% ownership of the Worldpay Merchant Solutions business will be reported under the "Equity method investment earnings (loss)" line of the income statement (EMI).

($ millions, except share data)	1Q 2024	FY 2024
Revenue	$2,430 - $2,455	$10,100 - $10,150
Adjusted EBITDA (Non-GAAP)[1]	$955 - $970	$4,100 - $4,140
Adjusted EPS (Non-GAAP)[1]	$0.94 - $0.97	$4.66 - $4.76

1The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. The Company is unable to address the probable significance of the unavailable information.

Webcast
FIS will sponsor a live webcast of its earnings conference call with the investment community beginning at 8:30 a.m. (EST) on Monday, February 26, 2024. To access the webcast, go to the Investor Relations section of FIS’ homepage, www.fisglobal.com. A replay will be available after the conclusion of the live webcast.

About FIS
FIS is a leading global provider of financial services technology solutions for financial institutions, businesses and developers. We improve the digital transformation of our financial economy, advancing the way the world pays, banks and invests. We provide the confidence made possible when reliability meets innovation, helping our clients run, grow and protect their business. Headquartered in Jacksonville, Florida, FIS is a member of the Fortune 500® and the Standard & Poor’s 500® Index. FIS is incorporated under the laws of the State of Georgia as Fidelity National Information Services, Inc., and our stock is traded under the trading symbol "FIS" on the New York Stock Exchange.

To learn more, visit www.fisglobal.com. Follow FIS on Facebook, LinkedIn and X (@FISGlobal).

FIS Use of Non-GAAP Financial Information
Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting in the United States. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, we have provided certain non-GAAP financial measures.

These non-GAAP measures include constant currency revenue, adjusted revenue growth, adjusted EBITDA, adjusted EBITDA margin, adjusted net earnings, adjusted EPS, and free cash flow. These non-GAAP measures may be used in this release and/or in the attached supplemental financial information.

We believe these non-GAAP measures help investors better understand the underlying fundamentals of our business. As further described below, the non-GAAP revenue and earnings measures presented eliminate items management believes are not indicative of FIS’ operating performance. The constant currency revenue and adjusted revenue growth measures adjust for the effects of exchange rate fluctuations and exclude discontinued operations, while adjusted revenue growth also excludes revenue from Corporate and Other, giving investors further insight into our performance. Finally, free cash flow provides further information about the ability of our business to generate cash. For these reasons, management also uses these non-GAAP measures in its assessment and management of FIS’ performance.

Constant currency revenue represents reported segment revenue excluding the impact of fluctuations in foreign currency exchange rates in the current period.

Adjusted revenue growth reflects the percentage change in constant currency revenue for the current period as compared to the prior period. When referring to adjusted revenue growth, revenue from our Corporate and Other segment is excluded.

Adjusted EBITDA reflects net earnings (loss) before interest, other income (expense), taxes, and depreciation and amortization, and excludes certain costs and other transactions that management deems non-operational in nature, or that otherwise improve the comparability of operating results across reporting periods by their exclusion. This measure is reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. For this reason, adjusted EBITDA, as it relates to our segments, is presented in conformity with Accounting Standards Codification 280, Segment Reporting, and is excluded from the definition of non-GAAP financial measures under the Securities and Exchange Commission's Regulation G and Item 10(e) of Regulation S-K.

Adjusted EBITDA margin reflects adjusted EBITDA, as defined above, divided by revenue.

Adjusted net earnings excludes the impact of certain costs and other transactions which management deems non-operational in nature or that otherwise improve the comparability of operating results across reporting periods by their exclusion. These include, among others, the impact of acquisition-related purchase accounting amortization which is recurring.

Adjusted EPS reflects adjusted net earnings, as defined above, divided by weighted average diluted shares outstanding.

Free cash flow reflects net cash provided by operating activities, adjusted for the net change in settlement assets and obligations and excluding certain transactions that are closely associated with non-operating activities or are otherwise non-operational in nature and not indicative of future operating cash flows, less capital expenditures. Free cash flow does not represent our residual cash flow available for discretionary expenditures since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure. Free cash flow as presented in this earnings release includes cash flow from discontinued operations, which our management will not be able to freely access following the Worldpay separation.

Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP measures. Further, FIS’ non-GAAP measures may be calculated differently from similarly titled measures of other companies. Reconciliations of these non-GAAP measures to related GAAP measures, including footnotes describing the adjustments, are provided in the attached schedules and in the Investor Relations section of the FIS website, www.fisglobal.com.

Forward-Looking Statements
This earnings release and today’s webcast contain “forward-looking statements” within the meaning of the U.S. federal securities laws. Statements that are not historical facts, as well as other statements about our expectations, beliefs, intentions, or strategies regarding the future, or other characterizations of future events or circumstances, are forward-looking statements. Forward-looking statements include statements about anticipated financial outcomes, including any earnings outlook or projections, projected revenue or expense synergies or dis-synergies, business and market conditions, outlook, foreign currency exchange rates, deleveraging plans, expected dividends and share repurchases of the Company, the Company’s sales pipeline and anticipated profitability and growth, plans, strategies and objectives for future operations, strategic value creation, risk profile and investment strategies, any statements regarding future economic conditions or performance and any statements with respect to the sale of a majority stake in the Merchant Solutions business or any agreements or arrangements entered into in connection with such transaction, the expected financial and operational results of the Company, and expectations regarding the Company’s business or organization after the separation of Worldpay. Forward-looking statements may be identified by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “will,” “should,” “could,” “would,” “project,” “continue,” “likely,” and similar expressions, and include statements reflecting future results or outlook, statements of outlook and various accruals and estimates. These statements relate to future events and our future results and involve a number of risks and uncertainties. Forward-looking statements are based on management’s beliefs as well as assumptions made by, and information currently available to, management.

Actual results, performance or achievement could differ materially from these forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include the following, without limitation:

•changes in general economic, business and political conditions, including those resulting from COVID-19 or other pandemics, a recession, intensified or expanded international hostilities, acts of terrorism, increased rates of inflation or interest, changes in either or both the United States and international lending, capital and financial markets or currency fluctuations;
•the risk that acquired businesses will not be integrated successfully or that the integration will be more costly or more time-consuming and complex than anticipated;
•the risk that cost savings and synergies anticipated to be realized from acquisitions may not be fully realized or may take longer to realize than expected or that costs may be greater than anticipated;
•the risks of doing business internationally;
•the effect of legislative initiatives or proposals, statutory changes, governmental or applicable regulations and/or changes in industry requirements, including privacy and cybersecurity laws and regulations;
•the risks of reduction in revenue from the elimination of existing and potential customers due to consolidation in, or new laws or regulations affecting, the banking, retail and financial services industries or due to financial failures or other setbacks suffered by firms in those industries;
•changes in the growth rates of the markets for our solutions;
•the amount, declaration and payment of future dividends is at the discretion of our Board of Directors and depends on, among other things, our investment opportunities, results of operations, financial condition, cash requirements, future prospects, and other factors that may be considered relevant by our Board of Directors, including legal and contractual restrictions;
•the amount and timing of any future share repurchases is subject to, among other things, our share price, our other investment opportunities and cash requirements, our results of operations and financial condition, our future prospects and other factors that may be considered relevant by our Board of Directors and management;
•failures to adapt our solutions to changes in technology or in the marketplace;
•internal or external security or privacy breaches of our systems, including those relating to unauthorized access, theft, corruption or loss of personal information and computer viruses and other malware affecting our software or platforms, and the reactions of customers, card associations, government regulators and others to any such events;
•the risk that implementation of software, including software updates, for customers or at customer locations or employee error in monitoring our software and platforms may result in the corruption or loss of data or customer information, interruption of business operations, outages, exposure to liability claims or loss of customers;
•the risk that partners and third parties may fail to satisfy their legal obligations to us;
•risks associated with managing pension cost, cybersecurity issues, IT outages and data privacy;
•the reaction of current and potential customers to communications from us or regulators regarding information security, risk management, internal audit or other matters;
•risks associated with the expected benefits and costs of the separation of the Worldpay Merchant Solutions business, including the risk that the expected benefits of the transaction or any contingent purchase price will not be realized within the expected timeframe, in full or at all, or that dis-synergies may be greater than anticipated;
•the risk that the costs of restructuring transactions and other costs incurred in connection with the separation of the Worldpay business will exceed our estimates or otherwise adversely affect our business or operations;
•the impact of the separation of Worldpay on our businesses, including the impact on relationships with customers, governmental authorities, suppliers, employees and other business counterparties;
•the risk that the earnings from our minority stake in the Worldpay business will be less than we anticipate;
•the risk that policies and resulting actions of the current administration in the U.S. may result in additional regulations and executive orders, as well as additional regulatory and tax costs;
•competitive pressures on pricing related to the decreasing number of community banks in the U.S., the development of new disruptive technologies competing with one or more of our solutions, increasing presence of international competitors in the U.S. market and the entry into the market by global banks and global companies with respect to certain competitive solutions, each of which may have the impact of unbundling individual solutions from a comprehensive suite of solutions we provide to many of our customers;
•the failure to innovate in order to keep up with new emerging technologies, which could impact our solutions and our ability to attract new, or retain existing, customers;
•an operational or natural disaster at one of our major operations centers;

•failure to comply with applicable requirements of payment networks or changes in those requirements;
•fraud by bad actors; and
•other risks detailed in the “Risk Factors” and other sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, in our quarterly reports on Form 10-Q, in our current reports on Form 8-K and in our other filings with the Securities and Exchange Commission.

Other unknown or unpredictable factors also could have a material adverse effect on our business, financial condition, results of operations and prospects. Accordingly, readers should not place undue reliance on these forward-looking statements. These forward-looking statements are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Except as required by applicable law or regulation, we do not undertake (and expressly disclaim) any obligation and do not intend to publicly update or review any of these forward-looking statements, whether as a result of new information, future events or otherwise.

For More Information

Ellyn Raftery, 904.438.6083	George Mihalos, 904.438.6438
Chief Marketing & Communications Officer	Senior Vice President
FIS Global Marketing & Corporate Communications	FIS Investor Relations
Ellyn.Raftery@fisglobal.com	Georgios.Mihalos@fisglobal.com

Fidelity National Information Services, Inc.
Earnings Release Supplemental Financial Information
February 26, 2024

Exhibit A    Condensed Consolidated Statements of Earnings (Loss) - Unaudited for the three months and years ended December 31, 2023 and 2022

Exhibit B    Condensed Consolidated Balance Sheets - Unaudited as of December 31, 2023 and 2022

Exhibit C    Condensed Consolidated Statements of Cash Flows - Unaudited for the years ended December 31, 2023 and 2022

Exhibit D    Supplemental Non-GAAP Adjusted Revenue Growth - Unaudited for the three months and years ended December 31, 2023 and 2022

Exhibit E    Supplemental Disaggregation of Revenue - Recast and Unaudited for the three months and years ended December 31, 2023 and 2022

Exhibit F    Supplemental Non-GAAP Financial Information - Recast and Unaudited for the three months and years ended December 31, 2023 and 2022

Exhibit G    Supplement Non-GAAP Cash Flow Measures - Unaudited for the three months and years ended December 31, 2023 and 2022

Exhibit H    Supplemental GAAP to Non-GAAP Reconciliations - Unaudited for the three months and years ended December 31, 2023 and 2022

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS) — UNAUDITED
(In millions, except per share amounts)

Exhibit A

	Three months ended		Years ended
	December 31,		December 31,
	2023	2022	2023	2022
Revenue	$2,510	$2,526	$9,821	$9,719
Cost of revenue	1,535	1,570	6,145	6,216
Gross profit	975	956	3,676	3,503
Selling, general and administrative expenses	539	560	2,096	2,182
Asset impairments	105	17	113	103
Operating income (loss)	331	379	1,467	1,218
Other income (expense):
Interest expense, net	(158)	(112)	(621)	(281)
Other income (expense), net	(91)	(49)	(183)	4
Total other income (expense), net	(249)	(161)	(804)	(277)
Earnings (loss) before income taxes	82	218	663	941
Provision (benefit) for income taxes	17	107	157	325
Net earnings (loss) from continuing operations	65	111	506	616
Earnings (loss) from discontinued operations, net of tax	188	(17,473)	(7,153)	(17,324)
Net earnings (loss)	253	(17,362)	(6,647)	(16,708)
Net (earnings) loss attributable to noncontrolling interest from continuing operations	(1)	(2)	(3)	(8)
Net (earnings) loss attributable to noncontrolling interest from discontinued operations	(1)	(1)	(4)	(4)
Net earnings (loss) attributable to FIS common stockholders	$251	$(17,365)	$(6,654)	$(16,720)

Net earnings (loss) attributable to FIS:
Continuing operations	$64	$109	$503	$608
Discontinued operations	187	$(17,474)	(7,157)	(17,328)
Total	$251	$(17,365)	$(6,654)	$(16,720)
Basic earnings (loss) per common share attributable to FIS:
Continuing operations	$0.11	$0.18	$0.85	$1.01
Discontinued operations	0.32	$(29.47)	$(12.11)	$(28.69)
Total	$0.43	$(29.28)	$(11.26)	$(27.68)
Diluted earnings (loss) per common share attributable to FIS:
Continuing operations	$0.11	$0.18	$0.85	$1.01
Discontinued operations	0.32	$(29.47)	$(12.11)	$(28.69)
Total	$0.42	$(29.28)	$(11.26)	$(27.68)
Weighted average common shares outstanding:
Basic	589	593	591	604
Diluted	591	593	591	604

Amounts in table may not sum or calculate due to rounding.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS — UNAUDITED
(In millions, except per share amounts)

		Exhibit B

	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$440	$456
Settlement assets	617	592
Trade receivables, net	1,730	1,834
Other receivables	287	437
Prepaid expenses and other current assets	603	509
Current assets held for sale	10,111	8,990
Total current assets	13,788	12,818
Property and equipment, net	695	709
Goodwill	16,971	16,816
Intangible assets, net	1,823	2,468
Software, net	2,115	2,055
Other noncurrent assets	1,528	1,675
Deferred contract costs, net	1,076	973
Noncurrent assets held for sale	17,109	25,764
Total assets	$55,105	$63,278

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$1,859	$1,583
Settlement payables	635	613
Deferred revenue	832	777
Short-term borrowings	4,760	3,755
Current portion of long-term debt	1,348	2,130
Current liabilities held for sale	8,884	7,366
Total current liabilities	18,318	16,224
Long-term debt, excluding current portion	12,970	14,206
Deferred income taxes	2,179	2,689
Other noncurrent liabilities	1,446	1,382
Noncurrent liabilities held for sale	1,093	1,371
Total liabilities	36,006	35,872

Redeemable noncontrolling interest	—	180

Equity:
FIS stockholders’ equity:
Preferred stock $0.01 par value	—	—
Common stock $0.01 par value	6	6
Additional paid in capital	46,935	46,735
(Accumulated deficit) retained earnings	(22,864)	(14,971)
Accumulated other comprehensive earnings (loss)	(260)	(360)
Treasury stock, at cost	(4,724)	(4,192)
Total FIS stockholders’ equity	19,093	27,218
Noncontrolling interest	6	8
Total equity	19,099	27,226
Total liabilities, redeemable noncontrolling interest and equity	$55,105	$63,278

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED
(In millions)

		Exhibit C

	Years ended December 31,
	2023	2022
Cash flows from operating activities:
Net earnings (loss)	$(6,647)	$(16,708)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	2,675	3,846
Amortization of debt issuance costs	29	31
Asset impairments	6,957	17,709
Loss on assets held for sale	1,909	—
Loss (gain) on sale of businesses, investments and other	97	(53)
Stock-based compensation	154	215
Deferred income taxes	(705)	(544)
Net changes in assets and liabilities, net of effects from acquisitions and foreign currency:
Trade and other receivables	124	(155)
Settlement activity	151	287
Prepaid expenses and other assets	(198)	(319)
Deferred contract costs	(480)	(479)
Deferred revenue	32	21
Accounts payable, accrued liabilities and other liabilities	237	88
Net cash provided by operating activities	4,335	3,939

Cash flows from investing activities:
Additions to property and equipment	(142)	(268)
Additions to software	(980)	(1,122)
Settlement of net investment hedge cross-currency interest rate swaps	(20)	726
Acquisitions, net of cash acquired	(202)	—
Net proceeds from sale of businesses and investments	45	50
Proceeds from the sale of Visa preferred stock	—	269
Other investing activities, net	(53)	(28)
Net cash provided by (used in) investing activities	(1,352)	(373)

Cash flows from financing activities:
Borrowings	93,119	75,335
Repayment of borrowings and other financing obligations	(94,513)	(74,410)
Debt issuance costs	(3)	(23)
Net proceeds from stock issued under stock-based compensation plans	41	57
Treasury stock activity	(522)	(1,938)
Dividends paid	(1,231)	(1,138)
Payments on contingent value rights	—	(245)
Payments on tax receivable agreement	(197)	(185)
Purchase of noncontrolling interest	(173)	—
Other financing activities, net	(14)	(26)
Net cash provided by (used in) financing activities	(3,493)	(2,573)

Effect of foreign currency exchange rate changes on cash	111	(463)
Net increase (decrease) in cash, cash equivalents and restricted cash	(399)	530
Cash, cash equivalents and restricted cash, beginning of year	4,813	4,283
Cash, cash equivalents and restricted cash, end of year	$4,414	$4,813

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL NON-GAAP ADJUSTED REVENUE GROWTH — UNAUDITED
(In millions)

					Exhibit D

	Three months ended December 31,
	2023			2022
			Constant
			Currency		Adjusted
	Revenue	FX	Revenue	Revenue	Growth (1)
Banking Solutions	$1,692	$(5)	$1,687	$1,694	—%
Capital Market Solutions	755	(6)	748	739	1%
Operating segment total	2,447	(11)	2,435	2,433	—%
Corporate and Other	63	(2)	62	93
Consolidated FIS	$2,510	$(13)	$2,497	$2,526

	Years ended December 31,
	2023			2022
			Constant
			Currency		Adjusted
	Revenue	FX	Revenue	Revenue	Growth (1)
Banking Solutions	$6,733	$—	$6,733	$6,624	2%
Capital Market Solutions	2,766	1	2,767	2,631	5%
Operating segment total	9,499	1	9,500	9,255	3%
Corporate and Other	322	(4)	318	464
Consolidated FIS	$9,821	$(3)	$9,818	$9,719

Amounts in table may not sum or calculate due to rounding.

(1)Adjusted growth excludes Corporate and Other.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL DISAGGREGATION OF REVENUE — RECAST AND UNAUDITED
(In millions)
Exhibit E

In the following tables, revenue is disaggregated by primary geographical market and type of revenue. The tables also include a reconciliation of the disaggregated revenue with the Company's reportable segments.

For the three months ended December 31, 2023 (in millions):

	Banking Solutions	Capital Market Solutions	Corporate and Other	Total
Primary Geographical Markets:
North America	$1,434	$450	$26	$1,910
All others	258	305	37	600
Total	$1,692	$755	$63	$2,510

Type of Revenue:
Recurring revenue:
Transaction processing and services (1)	$1,267	$346	$49	$1,662
Software maintenance	91	137	—	228
Other recurring	65	22	10	97
Total recurring	1,423	505	59	1,987

Software license	54	141	—	195
Professional services	126	98	3	227
Other non-recurring (1)	89	11	1	101
Total	$1,692	$755	$63	$2,510

For the three months ended December 31, 2022 (in millions):

	Banking Solutions	Capital Market Solutions	Corporate and Other	Total
Primary Geographical Markets:
North America	$1,469	$428	$51	$1,948
All others	225	311	42	578
Total	$1,694	$739	$93	$2,526

Type of Revenue:
Recurring revenue:
Transaction processing and services (1)	$1,191	$327	$75	$1,593
Software maintenance	86	126	—	212
Other recurring	53	15	9	77
Total recurring	1,330	468	84	1,882

Software license	37	166	—	203
Professional services	181	103	2	286
Other non-recurring (1)	146	2	7	155
Total	$1,694	$739	$93	$2,526

(1)    December 31, 2023, was the final deadline for states to complete all benefit issuance under federally funded pandemic relief programs. Accordingly, revenue associated with services the Company provided related to these programs has been classified as Other non-recurring commencing in the fourth quarter of 2023, and related prior-period amounts have been reclassified from Transaction processing and services to Other non-recurring for comparability.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL DISAGGREGATION OF REVENUE — RECAST AND UNAUDITED
(In millions)
Exhibit E (continued)

For the year ended December 31, 2023 (in millions):

	Banking Solutions	Capital Market Solutions	Corporate and Other	Total
Primary Geographical Markets:
North America	$5,802	$1,712	$167	$7,681
All others	931	1,054	155	2,140
Total	$6,733	$2,766	$322	$9,821

Type of Revenue:
Recurring revenue:
Transaction processing and services (1)	$4,960	$1,381	$239	$6,580
Software maintenance	364	531	2	897
Other recurring	248	81	41	370
Total recurring	5,572	1,993	282	7,847

Software license	131	369	8	508
Professional services	562	391	9	962
Other non-recurring (1)	468	13	23	504
Total	$6,733	$2,766	$322	$9,821

For the year ended December 31, 2022 (in millions):

	Banking Solutions	Capital Market Solutions	Corporate and Other	Total
Primary Geographical Markets:
North America	$5,709	$1,566	$284	$7,559
All others	915	1,065	180	2,160
Total	$6,624	$2,631	$464	$9,719

Type of Revenue:
Recurring revenue:
Transaction processing and services (1)	$4,785	$1,274	$384	$6,443
Software maintenance	358	498	2	858
Other recurring	210	58	38	306
Total recurring	5,353	1,830	424	7,607

Software license	160	377	—	537
Professional services	632	419	8	1,059
Other non-recurring (1)	479	5	32	516
Total	$6,624	$2,631	$464	$9,719

(1)    December 31, 2023, was the final deadline for states to complete all benefit issuance under federally funded pandemic relief programs. Accordingly, revenue associated with services the Company provided related to these programs has been classified as Other non-recurring commencing in the fourth quarter of 2023, and related prior-period amounts have been reclassified from Transaction processing and services to Other non-recurring for comparability.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL NON-GAAP FINANCIAL INFORMATION — RECAST AND UNAUDITED
(In millions)

Exhibit F

As a result of our ongoing portfolio assessments, the Company reclassified certain non-strategic operations from Banking Solutions to Corporate and Other during the fourth quarter of 2023. Revenue during the year ended December 31, 2023, from the operations reclassified during the fourth quarter of 2023 represented approximately 1% of consolidated revenue for the year ended December 31, 2023. The following table recasts 2023 quarterly and full-year 2022 revenue to reflect the impact of these reclassifications.

	Fiscal year 2023					Fiscal year 2022
Reclassified revenue base (1)	Q1	Q2	Q3	Q4	Full Year	Full Year
Banking Solutions	$1,646	$1,666	$1,730	$1,692	$6,733	$6,624
Capital Market Solutions	663	672	677	755	2,766	2,631
Operating segment total	2,309	2,338	2,407	2,447	9,499	9,255
Corporate and Other	88	86	83	63	322	464
Consolidated FIS	$2,397	$2,424	$2,489	$2,510	$9,821	$9,719

Banking Solutions adjusted revenue growth (2)	2%	2%	4%	—%	2%	5%
Capital Market Solutions adjusted revenue growth (3)	7%	7%	6%	1%	5%	8%
Consolidated FIS adjusted revenue growth (4)	3%	3%	4%	—%	3%	6%

Amounts in table may not sum or calculate due to rounding.

(1)The reclassified revenue base amounts reflect reported revenue as adjusted for the effects of the resegmentation that occurred during the fourth quarter. Amounts are not adjusted for foreign currency and thus are not presented on a constant currency basis relative to fiscal year 2022.

(2)Banking Solutions adjusted growth rates reflect the resegmentation that occurred during the fourth quarter and are calculated on a constant-currency revenue basis. The impact of fluctuations in foreign currency exchange rates is substantially the same as previously reported in our prior-period earnings releases.

(3)Capital Markets Solutions adjusted growth rates are calculated on a constant-currency revenue basis. The impact of fluctuations in foreign currency exchange rates is the same as previously reported in our prior-period earnings releases.

(4)Consolidated FIS adjusted revenue growth is calculated on a constant currency basis and excludes revenue from our Corporate and Other segment, which is comprised of revenue from non-strategic businesses.

The following table recasts 2023 quarterly and full-year 2022 adjusted EBITDA to reflect the impact of the reclassifications that occurred during the fourth quarter of 2023.

	Fiscal year 2023					Fiscal year 2022
Adjusted EBITDA base	Q1	Q2	Q3	Q4	Full Year	Full Year
Banking Solutions	$671	$723	$786	$747	$2,928	$2,882
Capital Market Solutions	320	337	331	402	1,390	1,338
Operating segment total	$991	$1,060	$1,118	$1,149	$4,318	$4,220
Corporate and Other	(90)	(116)	(48)	(92)	(345)	(259)
Consolidated FIS	$900	$945	$1,070	$1,057	$3,972	$3,961

Amounts in table may not sum or calculate due to rounding.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL NON-GAAP FINANCIAL INFORMATION — RECAST AND UNAUDITED
(In millions)

Exhibit F (continued)

During the quarter ended December 31, 2023, the Company reclassified revenue associated with federally funded pandemic relief programs from recurring to non-recurring based on the publicly announced termination of benefits under these programs. The following tables reflect the impact on adjusted revenue growth rates (see Note 1) of our previously reported Banking Solutions recurring and non-recurring revenue as a result of these reclassifications and of the reclassifications of non-strategic operations described above.

	Fiscal year 2023					Fiscal year 2022
Banking Solutions adjusted revenue growth	Q1	Q2	Q3	Q4	Full Year	Full Year
Banking Solutions adjusted recurring revenue growth
Adjusted recurring revenue growth prior to reclassifications (1)	3.6%	2.6%	6.6%	3.2%	4.0%	5.4%
Impact from reclassification of non-strategic operations	0.0%	0.3%	1.0%	1.4%	0.7%	(0.9)%
Impact from reclassification of amounts associated with federally funded pandemic relief programs	(0.3)%	(0.2)%	(4.1)%	2.1%	(0.6)%	1.2%
Banking Solutions adjusted recurring revenue growth	3.3%	2.7%	3.5%	6.7%	4.1%	5.8%

Banking Solutions adjusted non-recurring revenue growth
Adjusted non-recurring revenue growth prior to reclassifications (1)	(23.5)%	(10.1)%	(11.1)%	(13.6)%	(14.2)%	8.1%
Impact from reclassification of non-strategic operations	(3.0)%	(2.6)%	1.3%	2.3%	(0.3)%	(1.3)%
Impact from reclassification of amounts associated with federally funded pandemic relief programs	9.4%	3.1%	33.6%	(11.0)%	8.6%	(10.0)%
Banking Solutions adjusted non-recurring revenue growth	(17.1)%	(9.5)%	23.8%	(22.3)%	(5.9)%	(3.2)%

Amounts in table may not sum or calculate due to rounding.

(1)Recurring and non-recurring revenue growth were previously reported as organic revenue growth, but there were no acquisitions or dispositions that affected the organic revenue growth base. As such, adjusted revenue growth amounts presented on these rows are equivalent to the previously reported organic revenue growth amounts.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL NON-GAAP CASH FLOW MEASURES — UNAUDITED
(In millions)

Exhibit G

	Three months ended	Year ended
	December 31, 2023	December 31, 2023
Net cash provided by operating activities	$1,526	$4,335
Non-GAAP adjustments:
Acquisition, integration and other payments (1)	210	494
Settlement activity	(404)	(151)
Adjusted cash flows from operations	1,332	4,678
Capital expenditures	(278)	(1,122)
Free cash flow	$1,054	$3,556

	Three months ended	Year ended
	December 31, 2022	December 31, 2022
Net cash provided by operating activities	$1,140	$3,939
Non-GAAP adjustments:
Acquisition, integration and other payments (1)	106	573
Settlement activity	(325)	(287)
Adjusted cash flows from operations	921	4,225
Capital expenditures (2)	(278)	(1,306)
Free cash flow	$643	$2,919

Free cash flow reflects adjusted cash flows from operations less capital expenditures (additions to property and equipment and additions to software, excluding capital spend related to the construction of our new headquarters). Free cash flow does not represent our residual cash flows available for discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure. Free cash flow as presented in this earnings release includes cash flows from discontinued operations, which our management will not be able to access following the Worldpay separation.

(1)Adjusted cash flows from operations and free cash flow for the three months and years ended December 31, 2023 and 2022, exclude cash payments for certain acquisition, integration and other costs (see Note 2 to Exhibit E), net of related tax impact. The related tax impact totaled $34 million and $17 million for the three months and $80 million and $85 million for years ended December 31, 2023 and 2022, respectively.

(2)Capital expenditures for free cash flow exclude capital spend related to the construction of our new headquarters totaling $30 million and $85 million for the three months and year ended December 31, 2022, respectively.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

Exhibit H

	Three months ended December 31,		Years ended December 31,
	2023	2022	2023	2022
Net earnings (loss) attributable to FIS from continuing operations	$64	$109	$503	$608
Provision (benefit) for income taxes	17	107	157	325
Interest expense, net	158	112	621	281
Other, net	92	51	186	4

Operating income (loss), as reported	331	379	1,467	1,218
Depreciation and amortization, excluding purchase accounting amortization	249	263	1,047	1,101
Non-GAAP adjustments:
Purchase accounting amortization (1)	172	190	696	778
Acquisition, integration and other costs (2)	156	154	482	581
Asset impairments (3)	105	17	113	103
Indirect Worldpay business support costs (5)	44	42	167	180
Adjusted EBITDA from continuing operations	$1,057	$1,045	$3,972	$3,961

Net earnings (loss) attributable to FIS from discontinued operations	$187	$(17,474)	$(7,157)	$(17,328)
Provision (benefit) for income taxes	28	46	(299)	52
Interest expense, net	(13)	(3)	(28)	(6)
Other, net	(46)	(60)	(64)	(55)

Operating income (loss)	156	(17,491)	(7,548)	(17,337)
Depreciation and amortization, excluding purchase accounting amortization	9	64	169	260
Non-GAAP adjustments:
Purchase accounting amortization (1)	—	409	762	1,707
Acquisition, integration and other costs (2)	74	32	213	178
Asset impairments (3)	1	17,588	6,844	17,606
Loss on assets held for sale (4)	360	—	1,909	—
Indirect Worldpay business support costs (5)	(44)	(42)	(167)	(180)
Adjusted EBITDA from discontinued operations	$556	$560	$2,182	$2,234
Adjusted EBITDA	$1,613	$1,605	$6,154	$6,195

See notes to Exhibit H.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

Exhibit H (continued)

	Three months ended December 31,		Years ended December 31,
	2023	2022	2023	2022
Earnings (loss) attributable to FIS from continuing operations	$64	$109	$503	$608
Non-GAAP adjustments from continuing operations:
Purchase accounting amortization (1)	172	190	696	778
Acquisition, integration and other costs (2)	156	168	505	681
Asset impairments (3)	105	17	113	103
Indirect Worldpay business support costs (5)	44	42	167	180
Non-operating (income) expense (7)	91	49	183	(5)
(Provision) benefit for income taxes on non-GAAP adjustments	(74)	10	(168)	(48)
Total non-GAAP adjustments from continuing operations	494	476	1,496	1,689
Adjusted net earnings attributable to FIS from continuing operations	$558	$585	$1,999	$2,297

Earnings (loss) attributable to FIS from discontinued operations, net of tax	$187	$(17,474)	$(7,157)	$(17,328)
Non-GAAP adjustments from discontinued operations:
Purchase accounting amortization (1)	—	409	762	1,707
Acquisition, integration and other costs (2)	74	38	229	222
Asset impairments (3)	1	17,588	6,844	17,606
Loss on assets held for sale (4)	360	—	1,909	—
Indirect Worldpay business support costs (5)	(44)	(42)	(167)	(180)
Amortization on long-lived assets held for sale (6)	(63)	—	(126)	—
Non-operating (income) expense (7)	(47)	(61)	(68)	(58)
(Provision) benefit for income taxes on non-GAAP adjustments	(41)	(24)	(570)	(233)
Total non-GAAP adjustments from discontinued operations	240	17,908	8,813	19,064
Adjusted net earnings attributable to FIS from discontinued operations	$427	$434	$1,656	$1,736
Adjusted net earnings attributable to FIS common stockholders	$985	$1,019	$3,655	$4,033

Amounts in table may not sum or calculate due to rounding.

See notes to Exhibit H.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

			Exhibit H (continued)
	Three months ended December 31,		Years ended December 31,
	2023	2022	2023	2022
Net earnings (loss) per share-diluted attributable to FIS from continuing operations	$0.11	$0.18	$0.85	$1.00
Non-GAAP adjustments from continuing operations:
Purchase accounting amortization (1)	0.29	0.32	1.17	1.28
Acquisition, integration and other costs (2)	0.26	0.28	0.85	1.12
Asset impairments (3)	0.18	0.03	0.19	0.17
Indirect Worldpay business support costs (5)	0.07	0.07	0.28	0.30
Non-operating (income) expense (7)	0.15	0.08	0.31	(0.01)
(Provision) benefit for income taxes on non-GAAP adjustments	(0.13)	0.02	(0.28)	(0.08)
Adjusted net earnings (loss) per share-diluted attributable to FIS from continuing operations	$0.94	$0.98	$3.37	$3.78

Net earnings (loss) per share-diluted attributable to FIS from discontinued operation	$0.32	$(29.37)	$(12.07)	$(28.55)
Non-GAAP adjustments from discontinued operations:
Purchase accounting amortization (1)	—	0.69	1.28	2.81
Acquisition, integration and other costs (2)	0.13	0.06	0.39	0.37
Asset impairments (3)	—	29.56	11.54	29.00
Loss on assets held for sale (4)	0.61	—	3.22	—
Indirect Worldpay business support costs (5)	(0.07)	(0.07)	(0.28)	(0.30)
Amortization on long-lived assets held for sale (6)	(0.11)	—	(0.21)	—
Non-operating (income) expense (7)	(0.08)	(0.10)	(0.11)	(0.10)
(Provision) benefit for income taxes on non-GAAP adjustments	(0.07)	(0.04)	(0.96)	(0.38)
Adjusted net earnings (loss) per share-diluted attributable to FIS from discontinued operations	$0.72	$0.73	$2.79	$2.86
Adjusted net earnings (loss) per share-diluted attributable to FIS	$1.67	$1.71	$6.17	$6.65
Weighted average shares outstanding-diluted (8)	591	595	593	607

See notes to Exhibit H.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

Exhibit H (continued)

Notes to Unaudited - Supplemental GAAP to Non-GAAP Reconciliations for the three months and years ended December 31, 2023 and 2022.

The adjustments are as follows:

(1)This item represents purchase price amortization expense on all intangible assets acquired through various Company acquisitions, including customer relationships, contract value, technology assets, trademarks and trade names. This item also includes $1 million and $53 million for the three months and year ended December 31, 2022, respectively, of incremental amortization expense associated with shortened estimated useful lives and accelerated amortization methods for certain acquired software driven by the Company's platform modernization. The Company has excluded the impact of purchase price amortization expense as such amounts can be significantly impacted by the timing and/or size of acquisitions. Although the Company excludes these amounts from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of assets that relate to past acquisitions will recur in future periods until such assets have been fully amortized. Any future acquisitions may result in the amortization of future assets.

(2)This item represents costs comprised of the following:

	Three months ended		Years ended
	December 31,		December 31,
	2023	2022	2023	2022

Continuing operations:
Acquisition and integration	$27	$17	$48	$50
Enterprise transformation, including Future Forward and platform modernization	89	88	312	279
Severance and other termination expenses	22	37	70	89
Pending separation of the Worldpay Merchant Solutions business	10	—	17	—
Incremental stock compensation directly attributable to specific programs	2	4	15	83
Other, including divestiture-related expenses and enterprise cost control and other initiatives	6	8	20	80
Subtotal	156	154	482	581
Accelerated amortization (a)	—	14	23	100
Total from continuing operations	$156	$168	$505	$681

Discontinued operations:
Acquisition and integration	$6	$19	$17	$100
Enterprise transformation, including Future Forward and platform modernization	7	5	23	34
Severance and other termination expenses	3	5	13	13
Pending separation of the Worldpay Merchant Solutions business	56	—	153	—
Incremental stock compensation directly attributable to specific programs	—	—	6	15
Other, including divestiture-related expenses and enterprise cost control and other initiatives	2	3	1	16
Subtotal	74	32	213	178
Accelerated amortization (a)	—	6	16	44
Total from discontinued operations	$74	$38	$229	$222
Total consolidated	$230	$206	$734	$903

(a)For purposes of calculating Adjusted net earnings, this item includes incremental amortization expense associated with shortened estimated useful lives and accelerated amortization methods for certain software

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

and deferred contract cost assets driven by the Company's platform modernization. The incremental amortization expenses are included in the Depreciation and amortization, excluding purchase accounting amortization line item within the Adjusted EBITDA reconciliation.

(3)For the three months and year ended December 31, 2023, this item includes impairments primarily related to the termination of certain internally developed software projects. For the year ended December 31, 2023, this item also includes a $6.8 billion impairment of goodwill related to the Merchant Solutions reporting unit due to its estimated fair value being less than its carrying value based on the price, including estimated selling price adjustments and fair value of contingent consideration, at which the Company has agreed to sell a majority stake in the unit, recorded in discontinued operations. For the three months and year ended December 31, 2022, this item primarily represents a $17.6 billion impairment of goodwill related to the Merchant Solutions reporting unit due its estimated fair value being less than its carrying value based on slowing growth projections for the business, a sustained decline in our share price and the effects of changing market dynamics affecting our SMB portfolio. For the year ended December 31, 2022, this item also includes impairments related to real estate assets, a non-strategic business and certain software assets.

(4)For the three months and year ended December 31, 2023, this item includes a $0.4 billion and $1.9 billion, respectively, reduction of the Worldpay Merchant Solutions disposal group's carrying value, recorded in discontinued operations, primarily as a result of the exclusion from the carrying value of the disposal group of certain deferred tax liabilities that will continue to be held by FIS after the disposal, which caused the carrying value to exceed the estimated fair value of the disposal group.

(5)This item represents costs that were previously incurred in support of the Worldpay Merchant Solutions business but are not directly attributable to it and thus were not recorded in discontinued operations. The Company expects that it will be reimbursed for these expenses as part of Transition Services Agreements with the purchaser or eliminate them post separation; therefore, the expenses have been adjusted out of continuing operations and added to discontinued operations.

(6)The Company stopped recording depreciation and amortization on the long-lived assets classified as held for sale beginning July 5, 2023. The amount of depreciation and amortization that would have been recorded in discontinued operations had these assets not been classified as held for sale has been deducted from adjusted net earnings for comparability purposes.

(7)Non-operating (income) expense consists of various income and expense items outside of the Company's operating activities, including foreign currency transaction remeasurement gains and losses; realized and unrealized gains and losses on equity security investments as well as impairment losses on these investments; and fair value adjustments on certain non-operating assets and liabilities, including certain derivatives.

(8)For the three months ended December 31, 2022, and for the years ended December 31, 2023 and 2022, Adjusted net earnings is a gain, while the corresponding GAAP amount for these periods is a loss. As a result, in calculating adjusted net earnings per share-diluted for the three months ended December 31, 2022, the weighted average shares outstanding-diluted of approximately 595 million used in the calculation includes approximately 2 million shares that in accordance with GAAP are excluded from the calculation of the GAAP Net loss per share-diluted due to their anti-dilutive impact. For the years ended December 31, 2023 and 2022, the weighted average shares outstanding-diluted of approximately 593 million and 607 million, respectively, used in the calculation includes approximately 2 million and 3 million shares, respectively, that are excluded from the calculation of the GAAP Net loss per share-diluted, due to their anti-dilutive impact.